Exhibit 99.1

Goldman Sachs BDC, Inc. Reports June 30, 2022 Financial Results and Announces Quarterly Dividend of $0.45 Per Share

Company Release – August 4, 2022

NEW YORK — (BUSINESS WIRE) — Goldman Sachs BDC, Inc. (“GSBD” or the “Company”) (NYSE: GSBD) today reported financial results for the second quarter ended June 30, 2022 and filed its Form 10-Q with the U.S. Securities and Exchange Commission.

QUARTERLY HIGHLIGHTS

•

Net investment income per share for the quarter ended June 30, 2022 was $0.49. Excluding purchase discount amortization per share of $0.04 from the Merger (as defined below), adjusted net investment income per share was $0.45, equating to an adjusted annualized net investment income yield on book value of 11.6%.[1] Earnings per share for the quarter ended June 30, 2022 was $0.18;

•	The Company’s Board of Directors declared a regular third quarter dividend of $0.45 per share payable to shareholders of record as of September 30, 2022[2];

•	Net asset value per share for the quarter ended June 30, 2022 decreased 1.71% to $15.53 from $15.80 as of March 31, 2022;

•

During the quarter, the Company made new investment commitments of $365.8 million, funded new investment commitments of $161.7 million, and funded previously unfunded commitments of $81.7 million. Sales and repayments activity totaled $106.1 million, resulting in a net funded portfolio change of $137.3 million;

•	The Company’s average net debt to equity ratio was 1.18x as of June 30, 2022 and 1.16x as of March 31, 2022[9];

•

As of June 30, 2022, the Company’s total investments at fair value and commitments were $4,160.8 million, comprised of investments in 129 portfolio companies across 38 industries. The investment portfolio was comprised of 97.4% senior secured debt, including 90.7% in first lien investments;[3]

•

Two investments were moved out of non-accrual during the quarter due to repayment, and as of June 30, 2022, investments on non-accrual status amounted to 0.4% and 0.9%, as compared to 2.2% and 2.8% as of March 31, 2022, of the total investment portfolio at fair value and amortized cost, respectively. No new investments were placed on non-accrual status during the quarter;

•	As of June 30, 2022, 42.4% of the Company’s approximately $2,030.2 million of total principal amount of debt outstanding was in unsecured debt and 57.6% in secured debt.

•

On May 26, 2022, the Company entered into equity distribution agreements to issue shares of common stock through at-the market offerings having an aggregate offering price of up to $200.0 million. During the three months ended June 30, 2022, the Company sold 124,132 shares of common stock for $1.8 million of net proceeds after deducting underwriting and offering expenses.

SELECTED FINANCIAL HIGHLIGHTS

(in $ millions, except per share data)	As of June 30, 2022	As of March 31, 2022
Investment portfolio, at fair value[3]	$3,591.9	$3,476.7
Total debt outstanding[4]	$2,030.2	$1,876.5
Net assets	$1,585.7	$1,610.0
Net asset value per share	$15.53	$15.80
Average net debt to equity[9]	1.18x	1.16x

(in $ millions, except per share data)	Three Months Ended June 30, 2022	Three Months Ended March 31, 2022
Total investment income	$77.5	$78.3
Net investment income after taxes	$49.6	$50.2
Less: Purchase discount amortization	3.7	4.3
Adjusted net investment income after taxes[1]	$45.9	$45.9
Net realized and unrealized gains (losses)	$(31.0)	$(9.8)
Add: Realized/Unrealized depreciation from the purchase discount	3.7	4.3
Adjusted net realized and unrealized gains (losses)[1]	$(27.3)	$(5.5)
Net investment income per share (basic and diluted)	$0.49	$0.49
Less: Purchase discount amortization per share	0.04	0.04
Adjusted net investment income per share[1]	$0.45	$0.45
Weighted average shares outstanding	102.0	101.9
Regular distribution per share	$0.45	$0.45

Total investment income for the three months ended June 30, 2022 and March 31, 2022 was $77.5 million and $78.3 million, respectively. The decrease in investment income was primarily driven by a decrease in accelerated accretion related to repayments.

Net expenses before taxes for the three months ended June 30, 2022 and March 31, 2022 were $27.0 million and $27.3 million, respectively. Net expenses remained consistent as compared to March 31, 2022.

INVESTMENT ACTIVITY3

Summary of Investment Activity for the three months ended June 30, 2022 was as follows:

	New Investment Commitments		Sales and Repayments
Investment Type	$ Millions	% of Total	$ Millions	% of Total
1st Lien/Senior Secured Debt	$357.9	97.8%	$76.8	72.4%
1st Lien/Last-Out Unitranche	—	—	0.1	0.1
2nd Lien/Senior Secured Debt	0.3	0.1	29.2	27.5
Unsecured Debt	6.1	1.7	—	—
Common Stock	1.5	0.4	—	—

Total	$365.8	100.0%	$106.1	100.0%

During the three months ended June 30, 2022, new investment commitments were across six new portfolio companies and twelve existing portfolio companies. Sales and repayments were primarily driven by the full repayment of investments in two portfolio companies.3

PORTFOLIO SUMMARY3

As of June 30, 2022, the Company’s investments consisted of the following:

	Investments at Fair Value
Investment Type	$ Millions	% of Total
1st Lien/Senior Secured Debt	$3,155.5	87.9%
1st Lien/Last-Out Unitranche	99.3	2.8
2nd Lien/Senior Secured Debt	242.0	6.7
Unsecured Debt	7.8	0.2
Preferred Stock	47.8	1.3
Common Stock	38.8	1.1
Warrants	0.7	—

Total	$3,591.9	100.0%

The following table presents certain selected information regarding the Company’s investments:

	As of
	June 30, 2022	March 31, 2022
Number of portfolio companies	129	124
Percentage of performing debt bearing a floating rate[5]	99.4%	99.4%
Percentage of performing debt bearing a fixed[5]	0.6%	0.6%
Weighted average yield on debt and income producing investments, at amortized cost[6]	9.0%	8.5%
Weighted average yield on debt and income producing investments, at fair value[6]	9.3%	8.5%
Weighted average leverage (net debt/EBITDA)[7]	6.0x	6.2x
Weighted average interest coverage[7]	2.1x	2.5x
Median EBITDA[7]	$43.9 million	$41.3 million

As of June 30, 2022, investments on non-accrual status represented 0.4% and 0.9% of the total investment portfolio at fair value and amortized cost, respectively.

LIQUIDITY AND CAPITAL RESOURCES

As of June 30, 2022, the Company had $2,030.2 million of total principal amount of debt outstanding, comprised of $1,170.2 million of outstanding borrowings under its senior secured revolving credit facility (“Secured Revolving Credit Facility”), $360.0 million of unsecured notes due 2025, and $500.0 million of unsecured notes due 2026. The combined weighted average interest rate on debt outstanding was 2.88% for the quarter ended June 30, 2022. As of June 30, 2022, the Company had $527.4 million of availability under its Senior Revolving Credit Facility and $44.8 million in cash.4,8

The Company’s average net and ending net debt to equity leverage ratio was 1.18x and 1.25x, respectively, for the three months ended June 30, 2022, as compared with 1.16x and 1.15x respectively, for the three months ended March 31, 2022. 9

CONFERENCE CALL

The Company will host an earnings conference call on Friday, August 5, 2022 at 9:00 am Eastern Time. All interested parties are invited to participate in the conference call by dialing (888) 254-3590; international callers should dial +1 (929) 477-0402; conference ID 427709. All participants are asked to dial in approximately 10-15 minutes prior to the call, and reference “Goldman Sachs BDC, Inc.” when prompted. For a slide presentation that the Company may refer to on the earnings conference call, please visit the Investor Resources section of the Company’s website at www.goldmansachsbdc.com. The conference call will be webcast simultaneously on the Company’s website. An archived replay of the call will be available from approximately 12:00pm Eastern Time on August 5, 2022 through September 5, 2022. To hear the replay, participants should dial (888) 203-1112; international callers should dial +1 (719) 457-0820; conference ID 427709. An archived replay will also be available on the Company’s webcast link located on the Investor Resources section of the Company’s website.

Please direct any questions regarding the conference call to Goldman Sachs BDC, Inc. Investor Relations, via e-mail, at gsbdc-investor-relations@gs.com.

ENDNOTES

1)

On October 12, 2020, we completed our merger (the “Merger”) with Goldman Sachs Middle Market Lending Corp. (“MMLC”). The Merger was accounted for as an asset acquisition in accordance with ASC 805-50, Business Combinations — Related Issues. The consideration paid to MMLC’s stockholders was less than the aggregate fair values of the assets acquired and liabilities assumed, which resulted in a purchase discount (the “purchase discount”). The purchase discount was allocated to the cost of MMLC investments acquired by us on a pro-rata basis based on their relative fair values as of the closing date. Immediately following the Merger with MMLC, we marked the investments to their respective fair values and, as a result, the purchase discount allocated to the cost basis of the investments acquired was immediately recognized as unrealized appreciation on our Consolidated Statement of Operations. The purchase discount allocated to the loan investments acquired will amortize over the life of each respective loan through interest income, with a corresponding adjustment recorded as unrealized appreciation on such loan acquired through its ultimate disposition. The purchase discount allocated to equity investments acquired will not amortize over the life of such investments through interest income and, assuming no subsequent change to the fair value of the equity investments acquired and disposition of such equity investments at fair value, we will recognize a realized gain with a corresponding reversal of the unrealized appreciation on disposition of such equity investments acquired.

As a supplement to our financial results reported in accordance with GAAP, we have provided, as detailed below, certain non-GAAP financial measures to our operating results that exclude the aforementioned purchase discount and the ongoing amortization thereof, as determined in accordance with GAAP. The non-GAAP financial measures include i) Adjusted net investment income per share; ii) Adjusted net investment income after taxes; and iii) Adjusted net realized and unrealized gains (losses). We believe that the adjustment to exclude the full effect of the purchase discount is meaningful because it is a measure that we and investors use to assess our financial condition and results of operations. Although these non-GAAP financial measures are intended to enhance investors’ understanding of our business and performance, these non-GAAP financial measures should not be considered an alternative to GAAP. The aforementioned non-GAAP financial measures may not be comparable to similar non-GAAP financial measures used by other companies.

2)	The $0.45 per share dividend is payable on October 27, 2022 to stockholders of record as of September 30, 2022.
3)

The discussion of the investment portfolio excludes the investment in a money market fund managed by an affiliate of The Goldman Sachs Group, Inc. As of June 30, 2022, the Company did not have an investment in the money market fund.

4)	Total debt outstanding excludes netting of debt issuance costs of $10.4 million and $11.2 million, respectively, as of June 30, 2022 and March 31, 2022.
5)

The fixed versus floating composition has been calculated as a percentage of performing debt investments measured on a fair value basis, including income producing preferred stock investments and excludes investments, if any, placed on non-accrual.

6)

Computed based on the (a) annual actual interest rate or yield earned plus amortization of fees and discounts on the performing debt and other income producing investments as of the reporting date, divided by (b) the total performing debt and other income producing investments (excluding investments on non-accrual) at amortized cost or fair value, respectively. This calculation excludes exit fees that are receivable upon repayment of the investment. Excludes the purchase discount and amortization related to the Merger.

7)

For a particular portfolio company, we calculate the level of contractual indebtedness net of cash (“net debt”) owed by the portfolio company and compare that amount to measures of cash flow available to service the net debt. To calculate net debt, we include debt that is both senior and pari passu to the tranche of debt owned by us but exclude debt that is legally and contractually subordinated in ranking to the debt owned by us. We believe this calculation method assists in describing the risk of our portfolio investments, as it takes into consideration contractual rights of repayment of the tranche of debt owned by us relative to other senior and junior creditors of a portfolio company. We typically calculate cash flow available for debt service at a portfolio company by taking net income before net interest expense, income tax expense, depreciation and amortization (“EBITDA”) for the trailing twelve month period. Weighted average net debt to EBITDA is weighted based on the fair value of our debt investments and excludes investments where net debt to EBITDA may not be the appropriate measure of credit risk, such as cash collateralized loans and investments that are underwritten and covenanted based on recurring revenue.

For a particular portfolio company, we also compare that amount of EBITDA to the portfolio company’s contractual interest expense (“interest coverage ratio”). We believe this calculation method assists in describing the risk of our portfolio investments, as it takes into consideration contractual interest obligations of the portfolio company. Weighted average interest coverage is weighted based on the fair value of our performing debt investments and excludes investments where interest coverage may not be the appropriate measure of credit risk, such as cash collateralized loans and investments that are underwritten and covenanted based on recurring revenue.

Median EBITDA is based on our debt investments and excludes investments where net debt to EBITDA may not be the appropriate measure of credit risk, such as cash collateralized loans and investments that are underwritten and covenanted based on recurring revenue.

Portfolio company statistics are derived from the financial statements most recently provided to us of each portfolio company as of the reported end date. Statistics of the portfolio companies have not been independently verified by us and may reflect a normalized or adjusted amount. As of June 30, 2022 and March 31, 2022, investments where net debt to EBITDA may not be the appropriate measure of credit risk represented 35.7% and 38.1%, respectively, of total debt investments at fair value.

8)

The Company’s revolving credit facility has debt outstanding denominated in currencies other than U.S. Dollars (“USD”). These balances have been converted to USD using applicable foreign currency exchange rates as of June 30, 2022. As a result, the revolving credit facility’s outstanding borrowings and the available debt amounts may not sum to the total debt commitment amount.

9)

The net debt to equity leverage ratio excludes cash and cash equivalents. The average debt to equity leverage ratio has been calculated using the average daily borrowings during the quarter divided by average net assets, adjust for equity contributions. The ending net debt to equity leverage ratios exclude unfunded commitments.

Goldman Sachs BDC, Inc.

Consolidated Statements of Assets and Liabilities

(in thousands, except share and per share amounts)

	June 30, 2022 (Unaudited)	December 31, 2021
Assets
Investments, at fair value
Non-controlled/non-affiliated investments (cost of $3,567,341 and $3,416,195)	$3,539,436	$3,427,249
Non-controlled affiliated investments (cost of $58,163 and $58,221)	34,705	32,819
Controlled affiliated investments (cost of $33,795 and $33,374)	17,735	18,375

Total investments, at fair value (cost of $3,659,299 and $3,507,790)	$3,591,876	$3,478,443
Cash	44,774	33,764
Receivable for investments sold	352	89
Unrealized appreciation on foreign currency forward contracts	146	100
Interest and dividends receivable	21,852	23,278
Deferred financing costs	14,254	12,631
Other assets	5,121	2,686

Total assets	$3,678,375	$3,550,991

Liabilities
Debt (net of debt issuance costs of $10,401 and $12,296)	$2,019,783	$1,861,426
Interest and other debt expenses payable	13,492	14,936
Management fees payable	8,612	8,370
Incentive fees payable	—	760
Distribution payable	45,934	45,818
Accrued offering costs	314	—
Accrued expenses and other liabilities	4,568	5,281

Total liabilities	$2,092,703	$1,936,591

Commitments and contingencies (Note 8)
Net assets
Preferred stock, par value $0.001 per share (1,000,000 shares authorized, no shares issued and outstanding)	$—	$—
Common stock, par value $0.001 per share (200,000,000 shares authorized, 102,074,725 and 101,818,811 shares issued and outstanding as of June 30, 2022 and December 31, 2021, respectively)	102	102
Paid-in capital in excess of par	1,674,961	1,670,742
Distributable earnings	(87,970)	(55,023)
Allocated income tax expense	(1,421)	(1,421)

Total net assets	$1,585,672	$1,614,400

Total liabilities and net assets	$3,678,375	$3,550,991

Net asset value per share	$15.53	$15.86

Goldman Sachs BDC, Inc.

Consolidated Statements of Operations

(in thousands, except share and per share amounts)

(Unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 30, 2022	June 30, 2021	June 30, 2022	June 30, 2021
Investment income:
From non-controlled/non-affiliated investments:
Interest income	$71,680	$78,362	$143,279	$156,527
Payment-in-kind	4,366	4,275	9,112	6,411
Other income	949	621	2,166	1,616
From non-controlled affiliated investments:
Dividend income	56	61	125	826
Interest income	190	87	349	163
Payment-in-kind	212	154	452	303
From controlled affiliated investments:
Payment-in-kind	—	334	259	643
Interest income	—	23	16	46

Total investment income	$77,453	$83,917	$155,758	$166,535

Expenses:
Interest and other debt expenses	$16,177	$14,538	$31,844	$29,504
Incentive fees	3,833	11,170	12,023	23,225
Management fees	8,959	8,079	17,776	16,279
Professional fees	867	808	1,745	1,533
Directors’ fees	204	232	407	464
Other general and administrative expenses	1,148	800	2,260	1,898

Total expenses	$31,188	$35,627	$66,055	$72,903

Fee waivers	(4,179)	(10,196)	(11,724)	(22,751)

Net expenses	$27,009	$25,431	$54,331	$50,152

Net investment income before taxes	$50,444	$58,486	$101,427	$116,383

Income tax expense, including excise tax	$832	$310	$1,665	$624

Net investment income after taxes	$49,612	$58,176	$99,762	$115,759

Net realized and unrealized gains (losses) on investment transactions:
Net realized gain (loss) from:
Non-controlled/non-affiliated investments	$(4,431)	$(1,274)	$(5,054)	$6,234
Controlled affiliated investments	—	—	(2,035)	—
Foreign currency forward contracts	51	(57)	81	(171)
Foreign currency and other transactions	(69)	(24)	(848)	44
Net change in unrealized appreciation (depreciation) from:
Non-controlled/non-affiliated investments	(27,585)	4,844	(38,959)	878
Non-controlled affiliated investments	(559)	(4,783)	1,944	(8,022)
Controlled affiliated investments	(1,777)	(798)	(1,061)	(2,175)
Foreign currency forward contracts	22	27	46	274
Foreign currency translations and other transactions	3,299	(1,030)	5,077	2,842

Net realized and unrealized gains (losses)	$(31,049)	$(3,095)	$(40,809)	$(96)

(Provision) benefit for taxes on realized gain/loss on investments	—	(53)	—	(53)
(Provision) benefit for taxes on unrealized appreciation/depreciation on investments	114	(56)	(118)	(170)

Net increase in net assets from operations	$18,677	$54,972	$58,835	$115,440

Weighted average shares outstanding	101,970,098	101,649,214	101,918,422	101,617,022
Net investment income per share (basic and diluted)	$0.49	$0.57	$0.98	$1.14
Earnings per share (basic and diluted)	$0.18	$0.54	$0.58	$1.14

ABOUT GOLDMAN SACHS BDC, INC.

Goldman Sachs BDC, Inc. is a specialty finance company that has elected to be regulated as a business development company under the Investment Company Act of 1940. GSBD was formed by The Goldman Sachs Group, Inc. (“Goldman Sachs”) to invest primarily in middle-market companies in the United States, and is externally managed by Goldman Sachs Asset Management, L.P., an SEC-registered investment adviser and a wholly-owned subsidiary of Goldman Sachs. GSBD seeks to generate current income and, to a lesser extent, capital appreciation primarily through direct originations of secured debt, including first lien, first lien/last-out unitranche and second lien debt, and unsecured debt, including mezzanine debt, as well as through select equity investments. For more information, visit www.goldmansachsbdc.com. Information on the website is not incorporated by reference into this press release and is provided merely for convenience.

FORWARD-LOOKING STATEMENTS

This press release may contain forward-looking statements that involve substantial risks and uncertainties, including the impact of COVID-19 on the business, future operating results, access to capital and liquidity of the Company and its portfolio companies. You can identify these statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expect,” “anticipate,” “project,” “target,” “estimate,” “intend,” “continue,” or “believe” or the negatives thereof or other variations thereon or comparable terminology. You should read statements that contain these words carefully because they discuss our plans, strategies, prospects and expectations concerning our business, operating results, financial condition and other similar matters. These statements represent the Company’s belief regarding future events that, by their nature, are uncertain and outside of the Company’s control. Any forward-looking statement made by us in this press release speaks only as of the date on which we make it. Factors or events that could cause our actual results to differ, possibly materially from our expectations, include, but are not limited to, the risks, uncertainties and other factors we identify in the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” in filings we make with the Securities and Exchange Commission, and it is not possible for us to predict or identify all of them. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Goldman Sachs BDC, Inc.

Investor Contact: Austin Neri, 917-343-7745

Media Contact: Avery Reed, 212-902-5400

Source: Goldman Sachs BDC, Inc.